Exhibit 3.4

                           CERTIFICATE OF DESIGNATION
                                       OF
                                 PREFERRED STOCK
                                       OF
                             CELERITY SYSTEMS, INC.

                The undersigned officers of Celerity Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "CORPORATION"), do hereby certify that, pursuant to authority conferred by Certificate of Incorporation of the Corporation, as amended to date, and pursuant to the provisions of Section l51(g) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, by Board approval on January 28, 2002, adopted the following resolution providing for certain powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of certain shares of Series D Convertible Preferred Stock, $0.01 par value:

         "RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation and in accordance with the General Corporation Law of the State of Delaware and the provisions of the Corporation's Certificate of Incorporation, a Series D of the preferred stock, par value $0.01 per share, of the Corporation is hereby created as the Series D Convertible Preferred Stock, and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

                                 DESIGNATION OF
                           CONVERTIBLE PREFERRED STOCK

         Section 1. DESIGNATION OF AMOUNT; RANKING. One hundred (100) shares of the preferred stock shall be designated Series D Convertible Preferred Stock (hereinafter the "SERIES D PREFERRED STOCK"). The Series D Preferred Stock shall rank junior to the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock and senior to all other classes and series of equity securities of the Corporation (collectively, the "JUNIOR STOCK") with respect to dividend rights, rights of redemption and rights of Liquidation (as hereinafter defined).

         Section 2. DEFINITIONS. As used herein, the following terms shall have the following meanings:

                  (a) "CLOSING" shall have the meaning ascribed thereto in the Subscription Agreement.

                  (b) "COMMON STOCK" shall mean the common stock, par value $0.001 per share, of the Corporation.

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                  (c) "EVENT OF BANKRUPTCY" shall mean any situation under Title
         11 of the U.S. Code or any similar federal or state law for the relief or debtors, whereby

                            (i)  the Corporation:

                                    (A)   commences   a   voluntary    case   or
                                    proceeding;

                                    (B)  consents  to the  entry of an order for
                                    relief against it in an involuntary case or proceeding;

                                    (C)  consents  to  the   appointment   of  a
                                    custodian of it or for all or substantially all of its property;

                                    (D)  makes  a  general  assignment  for  the
                                    benefit of its creditors;

                                    (E)  files  an  answer  or  consent  seeking
                                    reorganization or relief; or shall generally not pay its debts as such debts generally become due or shall admit in writing its inability to pay its debts generally; or

                            (ii) a court of competent jurisdiction enters an order or decree that:

                                    (A) is for relief against the Corporation as
                                    a   debtor   in  an   involuntary   case  or
                                    proceeding;

                                    (B) appoints a custodian of the Corporation or a custodian for all or substantially all of its properties; or

                                    (C)   orders   the    liquidation   of   the
                                    Corporation;

                            and in each case the order or decree remains unstayed and in effect for 60 days.

                  (d)  "EXCLUDED SECURITIES" shall mean:

                           (i) shares of Common Stock issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock or the Series C Preferred Stock;

                           (ii) shares of Common Stock or securities exercisable for, or exchangable or convertible into, Common Stock, issued as a stock dividend or upon any stock split or other subdivision or combination of the Common Stock; and

                           (iii) securities issued pursuant to the anti-dilution rights of any holder of equity securities of the Corporation.

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                  (e) "INITIAL  RATE" shall mean the rate of 8% per annum on the
                  Original Issuance Price (subject to equitable adjustment to reflect stock splits, stock dividends, stock combinations, recapitalizations, and like occurrences with respect to the Series D Preferred Stock).

                  (f) "JUNIOR STOCK" shall have the meaning attributed thereto in Section 1 hereof.

                  (g) "LIQUIDATION" shall mean (i) any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and
                  (ii) any Sale.

                  (h) "ORIGINAL ISSUANCE DATE" shall mean the Closing Date (as defined in the Subscription Agreement).

                  (i) "ORIGINAL ISSUANCE PRICE" shall mean $10,000 per share of Series D Preferred Stock.

                  (j) "SALE" shall mean any sale of the Corporation,  whether by
                  (i) sale, abandonment, transfer, lease, or deposition of all or substantially all of the properties and assets of the Corporation or any subsidiary thereof (other than to any wholly-owned subsidiary of the Corporation), (ii) sale, transfer or other disposition by the Corporation of its securities representing in excess of 50% of the common stock equivalent voting rights of the Corporation (on a fully diluted basis) other than in a public offering or to existing stockholders of the Corporation on a PRO RATA basis or (ii) the merger or consolidation of the Corporation or any subsidiary thereof with or into any other entity or entities (other than a merger of the Corporation with and into a wholly owned subsidiary of the Corporation or merger of a wholly-owned subsidiary of the Corporation with and into the Coloration, in each instance with no other change in the beneficial ownership of the Corporation).

                  (k) "SERIES D ACCRUED DIVIDENDS" shall mean (whether or not there shall have been net profits or net assets of the Corporation legally available for the payment of dividends) that amount which shall be equal to dividends at the full rate fixed for the Series D Preferred Stock as provided herein (plus any other dividends or distributions declared or required to be paid on the Series D Preferred Stock which remain unpaid) for the period of time elapsed from the Original Issuance Date to the date as of which Series D Accrued Dividends are to be computed less an amount equal to all dividends paid on the Series D Preferred Stock during such period.

                  (l) "SUBSCRIPTION" shall mean the applicable Subscription Agreement between the Corporation and any holder of the Series D Preferred Stock.

                  (m)  "TRIGGER EVENT" shall mean any of the following:

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                           (i) a breach by the Corporation of any representation
                           or warranty within the Subscription Agreement,  which
                           breach  has  a  material   adverse  effect  upon  the
                           Corporation and its subsidiaries, taken as a whole;

                           (ii) the Corporation defaults in any material manner in the performance of any covenant within the Subscription Agreement which default is not cured within thirty (30) days following written notice thereof;

                           (iii) the Corporation defaults or fails to make payments when due under any mortgage, indenture, or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Corporation or any of its subsidiaries, which default or failure to make payments is not cured within the grace period provided in such indebtedness (a "PAYMENT DEFAULT") and the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default, aggregate $1,000,000 or more;

                           (iv)  any Event of Bankruptcy; or

                           (v) the Corporation fails to comply with Section 5 hereof.

                  (n) "TRIGGER EVENT RATE" shall mean the rate of 8% per annum on the Original Issuance Price (subject to equitable adjustment to reflect stock splits, stock dividends, stock combinations, recapitalizations, and like occurrences with respect to the Series D Preferred Stock).

         Section 3.  DIVIDENDS.

                  (a) The holder of each share of Series D Preferred Stock shall be entitled to receive in each fiscal year preferential dividends in cash at the Initial Rate when and as declared by the Board of Directors of the Corporation, out of funds legally available for that purpose; provided, however, that upon the occurrence of a Trigger Event and for so long as such Trigger Event remains in existence, the holder of each share of Series D Preferred Stock shall be entitled to receive in each fiscal year or portion thereof preferential dividends in cash at the Trigger Event Rate when and as declared by the Board of Directors of the Corporation, out of funds legally available for the purpose. Each share of Series D Preferred Stock shall rank junior to the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and senior to the Junior Stock, with respect to dividends, and no dividends shall be declared or paid or set apart for payment on any share of Junior Stock unless at such time there shall not be any Series D Accrued Dividends. Dividends shall be payable to the holders of record of the Series D Preferred Stock as they appear on the stock ledger of the Corporation on the date (a "RECORD DATE") fixed by the Board of Directors of the Corporation, which Record Date shall not be more than 60 days preceding the relevant dividend payment date and shall not precede the date on which the resolution fixing such Record Date shall have been adopted.

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

                  (b) In addition to the dividends set forth in paragraph (a) above, in the event that the Corporation shall declare a cash dividend on shares of Common Stock, the holder of each share of Series D Preferred Stock shall be entitled to receive a cash dividend, simultaneously with and in an amount equal to the amounts paid to the holder of each share of Common Stock PROVIDED, HOWEVER that for the purpose of calculating the amounts due per share of Series D Preferred Stock under this paragraph (b), each share of Series D Preferred Stock shall be deemed to be that number of shares of Common Stock into which such share of Series D Preferred Stock was convertible as of the Record Date fixed for the determination of the holders of Common Stock entitled to receive such dividends.

                  (c) In addition to dividends set forth in paragraph (a) above, in the event that the Corporation shall declare a non-cash dividend or distribution upon its Common Stock including, without limitation, any distribution of capital stock (other than Common Stock) of the Corporation, stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons other assets or options or rights (excluding options to purchase and rights subscribed for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), the holders of Series D Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Series D Preferred Stock were convertible as of the Record Date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

                  (d) All dividends declared upon the Series D Preferred Stock shall be declared PRO RATA per share.

         Section 4.  LIQUIDATION.

                  (a) In the event of any Liquidation, the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, shall be distributed in the following order of priority:

                           (i) The  holder of each  share of Series D  Preferred
                  Stock which is not converted into Common Stock on or prior to the Liquidation, shall be entitled to receive, after any distribution to any holder of any share of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock and prior and in preference to any distribution to any holder of any share of Junior Stock, an amount per share equal to the greater of (i) the Original Issuance Price (subject to equitable adjustment to reflect stock splits. stock dividends, stock combinations, recapitalizations and like occurrences with respect to the Series D Preferred Stock) plus any Series D Accrued Dividends or (ii) the amount such holders would at such time receive in such Liquidation if they converted the Series D Preferred Stock into Common Stock (without any requirements to so convert). If the assets of the Corporation available for distribution to the holders of Series D Preferred Stock shall be insufficient to permit the payment of the full preferential amount set forth in this clause (i) then the holders of Series D Preferred Stock shall share ratably in any distribution of the assets of the Corporation based on the respective amounts which would be payable to them in respect of the shares held by them upon such distribution pursuant to this clause (i) if all amounts payable on or with respect to such shares were paid in full.

                           (ii) After  distribution to the holders of the Series
                  D Preferred Stock of the full preferential amount set for in clause (i) above, the remaining assets of the Corporation available for distribution, if any, to the stockholders of the Corporation shall be distributed to the holders of shares of Junior Stock pro rata based on their respective shareholdings.

                  (b) The Corporation shall mail a written notice of the Liquidation to each holder of record of shares of Series D Preferred Stock, at his, her or its post office address last shown on the records of the Corporation, not less than 30 days prior to the date on which the Liquidation is to be consummated (the "LIQUIDATION DATE"). Anything contained herein to the contrary notwithstanding the holders of Series D Preferred Stock shall have the right, exercisable at any time up to the Liquidation Date, to convert all or any part of such shares into shares of Common Stock subject to and in accordance with Section 7 hereof.

         Section 5.  REDEMPTION.

                  (a) In accordance with Section 5(b) and subject to Section 5(d), the Corporation shall offer to redeem, to the extent of funds legally available therefor, on the second anniversary of the Original Issuance Date for any shares of Series D Preferred Stock (the "REDEMPTION DATE"), from each holder of such shares of Series D Preferred Stock, such shares of Series D Preferred Stock then outstanding and held of record by such holder of Series D Preferred Stock, at a per share price equal to the Original Issuance Price (subject to equitable adjustment to reflect stock splits, stock dividends, stock combinations, recapitalizations, and like occurrences with respect to the Series D Preferred Stock), plus the Series D Accrued Dividends, if any, through the date of redemption (collectively, the "REDEMPTION PRICE").

                  (b) The Corporation shall mail written notice of the redemption offer to each holder of record of shares of Series D Preferred Stock at his post office address of last shown on the records of the Corporation, not less than 45 stays nor more than 60 days prior to the Redemption Date, stating:

                           (i) the number of shares of Series D Preferred Stock held by the holders as of the date of such notice;

                           (ii) the Redemption  Date and the  Redemption  Price;
                           and

                           (iii)   that  the  holder   may   surrender   to  the
                           Corporation, in the manner and at the place designated, the certificate or certificates representing any shares of Series D Preferred Stock which such holder elects to have redeemed.

Within 30 days of the date of such notice from the Corporation each holder of Series D Preferred Stock may provide written notice (a "REDEMPTION NOTICE") to the Corporation, stating such holders intention to accept the offer set forth in the notice received from the Corporation and the number of shares of Series D Preferred Stock which such holder elects to have redeemed.

                  (c) If a Redemption Notice is received by the Corporation from any holder of Series D Preferred Stock in accordance with paragraph (b) above, then on the Redemption Date the Corporation shall pay, to the extent of funds legally available therefore, each such holder of Series D Preferred Stock (upon actual delivery to the Corporation or its agent of the certificate or certificates representing the shares of Series D Preferred Stock which such holder elects to have redeemed, as specified in the Redemption Notice) the full amount of the Redemption Price for such shares. If the funds legally available for redemption of the Series D Preferred Stock shall be insufficient to permit the redemption, at the Redemption Price, of all of the shares for which the holders thereof have elected to seek redemption pursuant to this Section 5(c), then the Corporation shall, to the extent funds are or become legally available, redeem shares of Series D Preferred Stock delivered pursuant to this paragraph pro rata among the holders who have elected to redeem shares based upon the total number of shares of Series D Preferred Stock for which redemption has been requested.

                  (d) Anything contained herein to the contrary notwithstanding, the holders of Series D preferred Stock shall have the right, exercisable at any time up to the close of business on the Redemption Date to convert all or any part of such, shares into shares of Common Stock; subject to and in accordance with Section 7 hereof.

         Section 6.  VOTING.

                  (a) In addition to the rights  hereinafter  specified  in this
Section 6 and any other rights provided by law or the By-laws of the Corporation, each share of Series D Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock (rounded to the nearest whole number) which would be obtained upon the conversion of such share of Series D Preferred Stock at the time in question (assuming for such purposes that such shares was then convertible) as provided in Section 7 hereof, and shall further entitle the holder thereof to vote on all matters as to which holders of Common Stock shall be entitled to vote (with the number of votes specified in this Section 6(a)), together with such holders of Common Stock as one class and in the same manner and with the same effect as such holders of Common Stock.

         Section 7.  CONVERSION.

                  (a) (i) From and after the Original Issuance Date, each holder of Series D Preferred Stock shall have the right, at such holder's option, at any time or from time to time to convert any of such shares into such whole number of fully paid and nonassessable shares of Common Stock as is equal to the quotient obtained by dividing (A) the Original Issuance Price multiplied by the number of shares of Series D Preferred Stock being converted by (B) the Series D Conversion Price (as defined in clause (ii) below), as last adjusted pursuant to
Section 8 hereof and then in effect, for the shares of Series D Preferred Stock being converted, by surrender of the certificates representing the shares of

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

Series D Preferred  Stock so to be converted in the manner provided in paragraph
(b) below.

              (ii) For the purpose of determining the interest of the holders of Series D Preferred Stock in the shares of Common Stock underlying such shares of Series D Preferred Stock (whether for the purpose of determining the holders' ratable interest in dividends, distributions of Liquidation, voting rights, or for the purposes of determining the interest of the holders in Common Stock for the purposes of the Subscription Agreement or any agreements related thereto), the "SERIES D CONVERSION PRICE" shall be deemed initially to be $0.01 and shall be subject to adjustment pursuant to the provisions of Section 8 hereof. All such conversions may be effected at any time after May 1, 2002.

                  (b) Each holder of shares of Series D Preferred Stock may exercise the conversion right pursuant to paragraph (a) above as to any part hereof by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the dated when the aforesaid delivery is made (the "CONVERSION DATE"). As promptly as practicable thereafter the Corporation shall issue and deliver to such holder or upon the written order of such holder, to the place designated by such holder, a certificate to which such holder is entitled and a check or cash in receipt of any fractional interest in a share of Common Stock as provided in paragraph (c) below. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a Common Stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such person shall be deemed to have become a Common Stock holder of record on the next succeeding date on which the transfer books are open, but the respective Series D Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series D Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series D Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to dividends on the shares of Series D Preferred Stock represented thereby to the same extent as if the portion of the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

                  (c) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series D Preferred Stock. If more that one share of Series D Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series D Preferred Stock so surrendered. Instead of any fractional shared of Common Stock which would otherwise be issuable upon conversion of any shares of Series D Preferred Stock the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the then fair

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market  value (as  determined  in good  faith by the Board of  Directors  of the
Corporation) of a share of Common Stock multiplied by such fractional interest. Fractional interest shall not be entitled to dividends, and the holders of fractional interests shall not be entitled to dividends, and the holders of fractional interest shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interest.

                  (d) Upon conversion of any shares of Series D Preferred Stock, all accrued dividends with respect to such shares shall be forfeited to the Corporation.

                  (e) Should there be an insufficient number of shares of Common Stock available at the time shares of the Series D Preferred Stock are offered for conversion, the conversion period shall be extended by an amount equal to the days elapsed since the Closing. Date.

         Section 8.      ADJUSTMENTS TO CONVERSION PRICE.

                  (a) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the Record Date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision of split-up, the Conversion Price for such series shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series D Preferred Stock shall be increased in proportion to such increase in outstanding shares.

                  (b) If, at any time after the Original Issuance Date, the number of shares or Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the Record Date for such combination, the Conversion Price for such series shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series D Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                  (c) In case, at any time after the Original Issuance Date, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no pr value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares) or the consolidation or merger of the Corporation with or into any other person or entity (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Stock) or of the sale or other disposition of all of substantially all the properties and assets of the Corporation to any other person or entity, each share of Series D Preferred Stock shall after such reorganization, reclassification, consolidation, merger, sale or other disposition be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of conversion, me such reorganization, reclassification, consolidation, merger, sale or other disposition) upon conversion of such shares would have been entitled upon such reorganization, reclassification consolidation, merger, sale or other disposition. The provisions of Section 7 and this Section 8 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                           (i) All calculations pursuant to this Section 8 shall be made to the nearest one-tenth (1/10) of a cent. No adjustment of the Series D Conversion Price shall be made in an amount less than one-tenth (1/10) of a share, and any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to one-tenth (1/10) of a cent or more.

                           (ii) In the event the provisions of this Section 8 shall require that an adjustment shall become effective immediately after a Record Date for an event, the Corporation may defer until the occurrence of such event (i) issuing to the holder of any share of Series D Preferred Stock converted after such Record Date and before the occurrence of such event the additional shares of capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such conversion before giving effect to such adjustment; and (ii) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section 7(c).

                           (iii) Whenever a Conversion Price shall be adjusted as provided in this Section 8, the Corporation shall forthwith file, at the office of Corporation or any transfer agent designated by the Corporation for the Series D Preferred Stock, a statement, signed by its chief financial officer, certifying the facts acquiring such adjustment and the Conversion Price then in effect. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested, postage prepaid, to each holder of Series D Preferred Stock at such holder's address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of paragraph (iv) below.

                           (iv) In the event the Corporation shall propose to take any action of the types described in Section 8(a), then the Corporation shall give notice to each holder of Series D Preferred Stock in the manner set forth in this Section 8(iv), which notice shall specify the Record Date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may he known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series D Preferred

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

                           Stock. In the event any action requires the fixing of a Record Date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other actions, such notice shall be given at least 10 days prior to the taking of any such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

                           (v) The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series D Preferred Stock.

                           (vi) The Corporation shall use commercially reasonable efforts to reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series D Preferred Stock sufficient shares to provide for the conversion of all outstanding shares of Series D Preferred Stock and all shares of Series D Preferred Stock issuable upon the exercise of any option, warrant or other security which is convertible into or exercisable into shares of Series D Preferred Stock.

                           (vii) All shares of Common Stock which may be issued in connection with the conversion provisions as forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto."

                 IN WITNESS WHEREOF, Celerity Systems, Inc. has caused this Certificate of Designation to be duly executed by its President and attested by its Secretary as of the ______ day of March, 2002.

                                    CELERITY SYSTEMS, INC.



                                    By:______________________________
                                    Name:    Kenneth D. Van Meter
                                    Title:   President/CEO
ATTEST:


By:______________________________
Name:_____________________________
Title:  Secretary

                                      -11-